AMENDMENT TO

INVESTMENT MANAGEMENT AGREEMENT

Between

T. ROWE PRICE TOTAL RETURN FUND, INC.

and

T. ROWE PRICE ASSOCIATES, INC.

 This Amendment (the “Amendment”) to the Investment Management Agreement (the “Agreement”) is made as of the 30th day of July, 2020, by and between T. ROWE PRICE TOTAL RETURN FUND INC., a Maryland corporation (the “Corporation”), on behalf of the T. Rowe Price Total Return Fund (the “Fund”), a separate series of the Corporation, and T. ROWE PRICE ASSOCIATES, INC., a corporation organized and existing under the laws of the State of Maryland (hereinafter called the “Manager”). Any terms used in this Amendment are defined as defined in the Agreement unless otherwise defined herein.

W I T N E S S E T H:

 WHEREAS, the parties hereto entered into the Agreement dated as of July 26, 2016;

 WHEREAS, the Fund’s Board of Directors, including a majority of the directors who are not interested persons of the Fund, has approved, effective September 1, 2020, to reorganize the T. Rowe Price Institutional Core Plus Fund (the “Institutional Fund”) into the Fund (the “Reorganization”);

 WHEREAS, the Fund’s Board of Directors and the Institutional Fund’s Board of Directors, including a majority of the directors who are not interested persons of the Fund or the Institutional Fund, have determined that, as a result of the Reorganization, it is in the best interest of the Fund, the Fund’s I Class, the Institutional Fund, and their shareholders to indefinitely waive the Manager’s Fee and/or pay certain expenses of the Fund’s I Class to the extent the Fee plus certain expenses exceed 0.40% of the Fund’s I Class’s average daily net assets;

 WHEREAS, the parties hereto desire to amend the Agreement to make the changes set out below;

 NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

 1. Paragraph 3 of the Agreement is amended to add Paragraph 3.D. as follows:

  3. D.  Expense Limitation. The Manager agrees to indefinitely waive its Fee and/or pay the Corporation’s expenses, on behalf of the Fund’s I Class (the “I Class”), excluding interest; taxes (all taxes or governmental fees payable by or with respect of the I Class to federal, state, or other governmental agencies, domestic or foreign, including stamp or other transfer taxes); brokerage commissions (all brokers’ commissions and other charges incident to the purchase, sale, or lending of the I Class’s portfolio securities); directors’ fees and expenses (All compensation of directors, other than those affiliated with the Manager, and all expenses (including counsel fees and expenses) incurred in connection with their service); and nonrecurring and extraordinary expenses (such nonrecurring expenses as may arise, including the costs of actions, suits, or proceedings to which the Fund is a party and the expenses the I Class may incur as a result of its legal obligation to provide indemnification to its officers, directors, and agents) (collectively, “Expenses”), to the extent its Fee plus the Expenses in the aggregate exceed an annual rate of 0.40% of the I Class’s average daily net assets (hereinafter referred as the “Expense Limitation”). Any Fees waived or Expenses paid by the Manager pursuant to the Expense Limitation are subject to reimbursement to the Manager by the I Class whenever Fees and expenses in the aggregate are below an annual rate of 0.40% of the I Class’s average daily net assets. However, no reimbursement will be made more than three years after the waiver or payment of Fees or Expenses by the Manager pursuant to the Expense Limitation or if such reimbursement would result in the I Class’s Fees and Expenses in the aggregate exceeding an annual rate of 0.40% of the I Class’s average daily net assets. 2. All other terms and conditions of the Agreement remain in full force and effect.

 IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

Attest:	T. ROWE PRICE TOTAL RETURN FUND, INC.
/s/Shannon Hofher Rauser ___________________________________________________ Shannon Hofher Rauser, Assistant Secretary	/s/David Oestreicher By:____________________________________________________ David Oestreicher, Executive Vice President

Attest:	T. ROWE PRICE ASSOCIATES, INC.
/s/Kathryn L. Reilly __________________________________________________ Kathryn L. Reilly, Assistant Secretary	/s/Fran Pollack-Matz By:____________________________________________________ Fran Pollack-Matz, Vice President

CAPS\Documents\Agreements\Investment Management Agreements\TTF Amended Investment Management Agreement.docx